Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of
Allied World Assurance Company Holdings, Ltd
(formerly Allied World Assurance Holdings, Ltd)
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 2, 2006 (July 7, 2006 as to Note 15) relating to the consolidated financial statements and March 2, 2006 (July 7, 2006 as to Note 6) relating to the financial statements schedules of Allied World Assurance Company Holdings, Ltd (formerly Allied World Assurance Holdings, Ltd) for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche
Hamilton, Bermuda
August 7, 2006